Exhibit 99.1

For Immediate Release	Media Contact:	Investor Contact:
January 11, 2011	Erin Emlock	Patrick Flanigan
	(617) 768-6923	(617) 768-6563
Genzyme Financial Recovery Continues in Fourth Quarter

Company Highlights Near-Term Value Drivers at J.P. Morgan Conference

Updates Financial Guidance
CAMBRIDGE, Mass. — Genzyme Corp. (NASDAQ: GENZ) today reported that preliminary fourth-quarter revenue grew 23 percent to $1.15 billion from $938 million in the fourth quarter of 2009. For the year, revenue was $4.1 billion compared with $4.0 billion in 2009. Fourth-quarter revenue from the Personalized Genetic Health business grew 46 percent compared with the same period in 2009, and 26 percent from the third quarter of 2010. This growth reflects increasing supplies of Cerezyme® (imiglucerase for injection) and Fabrazyme® (agalsidase beta), and the U.S. launch of Lumizyme® (alglucosidase alfa).
Genzyme reported these and other preliminary, unaudited revenue figures in conjunction with a presentation by Chairman and Chief Executive Officer Henri A. Termeer at the J.P. Morgan 29th Annual Healthcare Conference in San Francisco. The company will provide full 2010 financial results and 2011 guidance on February 16.
Genzyme’s fourth-quarter non-GAAP diluted earnings per share (EPS) is expected to be $0.80 — $0.85, approximately double the third quarter non-GAAP diluted EPS of $0.42. Fourth-quarter non-GAAP diluted EPS guidance was $0.90 — $0.95. Cerezyme revenue for the quarter was lower than anticipated and gross margins were reduced due to costs associated with manufacturing operation improvements. Cerezyme revenue was impacted by the delay of orders in Brazil; a late lot release that was exacerbated by shipping delays due to December weather issues in Europe; and the loss of a specific lot for Japan. Manufacturing operation costs were impacted by consent decree compliance measures, and expenses associated with the simultaneous start-up of three operations: the new Framingham plant, the fill/finish expansion in Waterford, and the transfer of fill/finish work to a third-party manufacturer.
Based on this run rate, Genzyme now expects non-GAAP diluted EPS of $4.10 — $4.35 in 2011 and approximately $5 billion in revenue, compared with previous guidance of $4.30 — $4.60 and $5.1 billion, respectively. EPS in the first quarter of 2011 is expected to be similar to the fourth quarter of 2010. For the three-year period from 2008 to 2011, the company expects the compound annual growth rate of its non-GAAP EPS to be approximately 30 percent.
“We achieved record revenue in the fourth quarter and approximately doubled our earnings from the third quarter, returning to pre-disruption levels experienced in the first half of 2009,” said Mr. Termeer. “We expect to maintain this earnings level in the first quarter and grow from there beginning in the second quarter, as we continue to execute on the opportunities provided by our core businesses and reduce our operating expenses.”

Genzyme expects to achieve several important manufacturing and product-related milestones during 2011, including: ceasing the remaining fill/finish activities at the Allston facility for all products during the first half of the year; announcing top-line data from the first phase 3 trial of alemtuzumab for multiple sclerosis mid-year and from the second trial in the second half of the year; and fully supplying existing patient demand for Fabrazyme and receiving approval for the treatment’s production at the new Framingham plant, both expected during the second half of 2011.
During his presentation, Mr. Termeer highlighted these milestones and three key near-term value drivers: supply recovery, business growth and the company’s late-stage pipeline.
Supply Recovery of Cerezyme and Fabrazyme
The recovery of Cerezyme supply is on track, with currently treated patients back to full supply and bioreactor performance at the higher end of historical experience. Fabrazyme supply is improving and allocations increased 82 percent from the third quarter to the fourth.
Genzyme is ahead of schedule in its plans to expand its biologics and fill/finish manufacturing capacity. Fabrazyme engineering runs at the company’s new Framingham manufacturing facility are nearly completed, and process validation (PV) runs are expected to begin this month. The material created through these PV runs will become commercial product inventory upon regulatory approval of Fabrazyme production at this facility. This approval is expected during the second half of this year and will enable the company to provide full, sustainable product supply.
During the fourth quarter, Genzyme ceased fill/finish operations at its Allston facility for products sold in the United States, and the company plans to transfer the remaining fill/finish operations out of the facility during the first half of this year. An expansion of fill/finish operations at the company’s Waterford, Ireland, site resulting in a four-fold capacity increase is expected to be approved in late 2011.
Business and Revenue Growth
Record revenue in the fourth quarter shows strength across all of Genzyme’s major product lines. In 2011, the company expects double-digit revenue growth, driven by its Pompe disease treatments Myozyme® (alglucosidase alfa) and Lumizyme; its viscosupplement treatments Synvisc® (hylan G-F 20) and Synvisc-One® (hylan G-F 20); and its Hematology and Oncology business.
The company’s Pompe disease treatments represent an opportunity that is comparable to that of Cerezyme for Gaucher disease. The company estimates that there are about 10,000 Pompe patients worldwide; approximately 1,400 Pompe patients are currently treated with either Myozyme or Lumizyme, which are the only treatments approved for the disease.
Fourth-quarter revenue of Myozyme/Lumizyme grew 39 percent to $128 million compared with $92 million in the same period in 2009. Full-year sales increased 27 percent to $412 million compared with $325 million in 2009. Increases in both fourth-quarter and full-year revenue reflect, in part, sales of Lumizyme following FDA approval in May 2010. U.S. sales of Myozyme/Lumizyme in the fourth quarter were $30 million. Myozyme is currently available in 48 markets worldwide and Genzyme expects to increase this to 60 markets by the end of this year.

Fourth-quarter sales of Cerezyme were $224 million compared with $105 million in the same period in 2009, and full-year sales were $722 million compared with $793 million in 2009. Sales of Fabrazyme in the fourth quarter were $62 million compared with $58 million in the fourth quarter of 2009; full-year sales were $188 million compared with $430 million in 2009.
Synvisc-One, which was launched in the first quarter of 2009, is the only single-injection viscosupplement approved for the treatment of osteoarthritis (OA) knee pain in the United States, a market that is large, growing and under-penetrated. Of the estimated 9 million eligible OA patients in the United States, only about 14 percent are currently treated with viscosupplements.
Fourth-quarter sales of Synvisc and Synvisc-One grew 10 percent to $105 million compared with $95 million in the fourth quarter of 2009, and full-year sales increased 19 percent to $392 million compared with $329 million in 2009. Genzyme in September received approval of Synvisc in Japan, the largest market in the world for viscosupplements.
Genzyme’s Hematology and Oncology business has grown significantly over the last five years, from revenue of $213 million in 2006 to $679 million in 2010. This is primarily the result of the approval and strong launch of Mozobil® (plerixafor injection); and the steady growth of Clolar® (clofarabine) and Thymoglobulin® (anti-thymocyte globulin (rabbit)).
The company’s Renal and Endocrinology business performed extremely well in the fourth quarter, delivering 13 percent growth with revenue of $291 million compared with $258 million in the fourth quarter of 2009. This was driven by the new tender in Brazil, the launch of Renvela® (sevelamer carbonate) in major EU markets including France and Italy, and strong Renvela performance in the United States, where it remains the market leading phosphate binder.
Below is a summary of Genzyme’s business segment revenues for the quarter and the year:

In millions; figures
are unaudited	Q4 2010 E	Q4 2009%		FY 2010 E	FY 2009%
Personalized	$508	$348	46	$1,656	$1,850	(10)
Genetic Health
Renal & Endocrinology	291	258	13	1,072	1,008	6
Biosurgery	157	143	10	583	516	13
Hematology & Oncology	179	169	6	679	513	32
Other	6	6	0	16	44	(64)
Revenue Subtotal*	$1,141	$924	23	$4,006	$3,931	2
Pending Disc. Ops. Cell Therapy	13	14	(7)	45	46	(2)

Total Revenue	$1,154	$938	23%	$4,051	$3,977	2%

*Revenue subtotal excludes pending discontinued operations of Genzyme’s cell therapy business, which the company plans to divest during the first half of this year.
During today’s presentation, Mr. Termeer also summarized the progress the company is making on its value creation plan. As part of an overall effort to sharpen the company’s focus on its key businesses, Genzyme in December completed the $925 million sale of its genetic testing business to Laboratory Corporation of America and this quarter expects to complete the $265 million sale of its diagnostics business to Sekisui Chemical Co. and enter into an agreement for the sale of its pharmaceuticals business.
The company plans to divest or partner additional non-core businesses during the first half of this year, including divesting its cell therapy and regenerative medicine business, which is part of the Biosurgery segment and includes the product lines Carticel® (autologous cultured chondrocytes), and MACI® (Matrix-induced Autologous Chondrocyte Implant) for cartilage regeneration, and Epicel® (cultured epidermal autographs) for severe burns.
As part of the company’s initiative to improve its operating margins, Genzyme last year implemented a program focused on identifying sustainable cost savings opportunities across the organization. This resulted in $26 million in savings during the fourth quarter and is expected to create $275 million in savings in 2011. A total of $385 million in sustainable savings is anticipated by 2012. To increase shareholder value, Genzyme last year completed the first half of a $2 billion share repurchase plan and intends to complete the second half of the plan by May.
Late-Stage Pipeline
Within Genzyme’s late-stage product pipeline, three product approvals are expected by the end of 2013: alemtuzumab for multiple sclerosis, mipomersen for familial hypercholesterolemia, and eliglustat tartrate for Type 1 Gaucher disease.
Based on promising phase 2 data, alemtuzumab has the potential to become a new standard of care for multiple sclerosis treatment, a market that is expected to reach $14 billion by 2012. Two phase 3 trials are fully enrolled; results of the trial in treatment-naïve patients are expected mid-year, and results of the trial in treatment-experienced patients are expected during the second half of this year. Genzyme anticipates U.S. approval of the treatment in 2012.
Genzyme is partnering with Isis Pharmaceuticals Inc. on the development of mipomersen for patients with familial hypercholesterolemia who are unable to achieve healthy LDL-cholesterol levels with current treatments. The companies have completed four phase 3 trials of the novel treatment, all of which met their primary endpoints.
Genzyme recently had a productive pre-NDA meeting with the FDA regarding mipomersen. Based on FDA’s feedback, the company believes it has sufficient data to file for the homozygous familial hypercholesterolemia (HoFH) indication. Due to the size of the severe heterozygous (He) FH population, the FDA provided guidance for additional 12 month exposure data before filing for that indication. Genzyme will work with FDA to further define the additional study required. FDA acknowledged that an outcome study may not be feasible in severe HeFH patients due to the size of the population. As the FDA feedback is incorporated, Genzyme will determine the timing for the U.S. HoFH filing, which may shift to the second half of this year. The EU filing for the HoFH indication is planned for the first half of this year; this filing may also include severe HeFH.
Eliglustat tartrate has the potential to transform the treatment experience for patients with Type 1 Gaucher disease by providing an oral capsule option instead of bi-weekly infusions. Two-year data from the phase 2 trial suggest that the treatment provides comparable efficacy to

Cerezyme. Phase 3 trials are underway globally, and approval is anticipated by the end of 2013.
About Genzyme
One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. Since 1981, the company has grown from a small start-up to a diversified enterprise with approximately 10,000 employees in locations spanning the globe.
With many established products and services helping patients in approximately 100 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune disease, and diagnostic testing. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as cardiovascular disease, neurodegenerative diseases, and other areas of unmet medical need.
Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-678-999-4572 outside the United States.
This press release contains forwarding-looking statements regarding Genzyme’s financial results and outlook and business plans and strategies including, without limitation: expectations regarding recent financial results and near-term growth, including, fourth-quarter 2010 non-GAAP EPS, 2011 revenue and non-GAAP EPS and cash flow from operations; the expected completion and timing of ceasing fill/finish operations at the Allston facility; the anticipated receipt and timing of alemtuzumab clinical trial data results; expectations regarding Fabrazyme supply and meeting patient demand; expectations regarding the timing of validation of runs at, and receipt and timing of regulatory approval of, the new Framingham facility; the expected receipt and timing of regulatory approval of the expanded fill/finish operations at the Waterford facility; expectations regarding Myozyme/Lumizyme market opportunities and future growth; the expected completion and timing of selling its diagnostics business; expectations regarding entering an agreement to sell its pharmaceuticals business; plans to divest additional businesses, including its cell therapy business, and the timing of such planned divestitures; the expected amount and sustainability of savings resulting from cost-saving efforts and opportunities; the intention to complete the second half of its share repurchase plan; the expected receipt and timing of regulatory approvals for alemtuzumab, mipomersen and eliglustat tartrate; the expected size of the MS market; expectations regarding submissions, including scope and timing, of regulatory filings for mipomersen; These statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among others: that production and shipment of Fabrazyme and Cerezyme does not continue as planned due to any reason, including contamination, equipment malfunctions, cell growth at lower than expected levels, fill-finish inefficiencies, power outages, human error or regulatory issues; that Genzyme is unable to meet its financial guidance for any reason, including due to lower than expected revenues attributable to further manufacturing issues, lower than expected product demand due to competition or higher than expected operating expenses; that Genzyme cannot obtain on expected timetables or maintain regulatory approvals for its products and manufacturing facilities, including the Allston manufacturing facility, the new Framingham facility, and the expanded fill/finish operations in Waterford; that Genzyme is unable to successfully transition fill/finish operations out of the Allston facility on planned timelines; that Genzyme is not able to successfully complete clinical development and obtain regulatory approvals of its product candidates within anticipated timeframes and for anticipated indications, including alemtuzumab-MS, mipomersen and eliglustat tartrate for any reason, including trial results that are not as favorable as expected and safety profiles that reduce the potential target patient population; that Genzyme is unable to complete the sale of its diagnostics business or sell other businesses as planned or on anticipated timeframes; that Genzyme will not be able to implement its plan to increase shareholder in a manner consistent with expectations, including an inability to reduce operating expenses or sustain any achieved cost savings as expected; that Genzyme is unable to accurately assess, estimate or project patient populations and product demand; that changes to or developments in general market conditions or Genzyme’s stock price make the repurchase of additional shares unattractive or inadvisable; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Risk Factors” in Management’s Discussion and Analysis of Financial Condition and Results of Operations in Genzyme’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this press release and Genzyme undertakes no obligation to update or revise them.
Genzyme®, Cerezyme®, Fabrazyme®, Myozyme®, Lumizyme®, Synvisc®, Synvisc-One®, Renvela®, Mozobil®, Clolar®, Campath®, Thymoglobulin®, Carticel®, Epicel® and MACI® are registered trademarks of Genzyme Corporation or its subsidiaries. All rights reserved.
Important Information
Genzyme has filed with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9 relating to the tender offer by Sanofi-Aventis. Genzyme shareholders are advised to read the company’s Solicitation/Recommendation Statement on Schedule 14D-9 because it contains important information. Shareholders may obtain a free copy of the Solicitation/Recommendation Statement on Schedule 14D-9, as well as any other documents filed by Genzyme in connection with the tender offer, free of charge at the SEC’s website at http://www.sec.gov. In addition, investors can obtain free copies of these documents from Genzyme by directing a request to Genzyme at 500 Kendall Street, Cambridge, MA 02142, Attention: Shareholder Relations Department, or by calling 617-252-7500 and asking for the Shareholder Relations Department.
Webcast Information
Mr. Termeer’s presentation will be Webcast live at 9:00 a.m. Pacific / 12:00 p.m. Eastern on the investor section of www.genzyme.com. A replay will be available following the presentation.
Upcoming Events
On February 16, 2011, Genzyme will report its full financial results for the fourth quarter of 2010 and provide more detailed financial guidance for 2011. There will be a conference call at 11:00 a.m. Eastern. To participate in the call, please dial 773-799-3828 and refer to pass code “Genzyme.” A replay of this call will be available by dialing 203-369-3598. This call will also be Webcast live on the investor section of www.genzyme.com.
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